Exhibit 5.1

[WSGR Letterhead]

March 12, 2010

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Re:	Registration on Form S-8

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Magma Design Automation, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,698,231 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the Magma Design Automation, Inc. 2001 Stock Incentive Plan and the Magma Design Automation, Inc. 2001 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI